ELECTROCORE, INC.
200 Forge Way, Suite 205

Rockaway, NJ 07866

September 3, 2024

Mr. Joshua S. Lev

c/o ElectroCore, Inc.

200 Forge Way, Suite 205

Rockaway, NJ 07866

Dear Joshua:

Reference is hereby made to the letter agreement, dated January 29, 2020, between you (“Employee”) and electroCore, Inc., a Delaware corporation (the “Company”), relating to your employment by the Company (the “Employment Letter”), and the addendum dated July 20, 2022 between Employee and the Company, related to your entitlement to potential future severance pay by the Company (the Addendum”). The purpose of this letter (the “Amendment”) is to amend the Employment Letter and Addendum as set forth herein.

We hereby agree as follows:

1. Title. Effective October 4, 2024, your position will be Chief Financial Officer of the Company. In this role, you will report to Daniel S. Goldberger, Chief Executive Officer of the Company, and shall perform such services as are customarily required of such role and as are assigned to you by the Company’s Chief Executive Officer or Board of Directors.

2. Compensation. Effective as of October 4, 2024, Sections 2(a) and (b) of the Employment Letter are hereby amended by deleting them in full and replacing them with the following provisions:

“(a) during the term of your employment, an annual salary of $415,000 less applicable withholding taxes and other deductions, paid semi-monthly in accordance with the Company’s customary payroll practices (as such amount my be adjusted from time to time at the Company’s discretion);

(b) an annual discretionary bonus, targeted at 40% of your base salary, based on your individual performance as well as the performance of the Company. Such bonus shall be paid, if at all, at the discretion of the Company’s Board of Directors or Compensation Committee thereof and you must be employed with the Company on the bonus payment date to receive any such bonus;”

3. Severance. Effective as of October 4, 2024, the second paragraph of Section 3 of the Employment Letter shall be deleted in its entirety, the Addendum shall be deemed to be terminated in its entirety and of no further force and effect, and the Employment Letter shall hereby be further amended to add the following as Section 2(f):

“(f) the Company agrees that you shall be covered by the Company’s Executive Severance Policy, as such policy may be in effect from time to time (the “Severance Policy”); provided that, notwithstanding anything in the Severance Policy to the contrary, (i) the “Severance Period” for all purposes of Section 2.24 of the Severance Policy as it applies to you shall be 12 months (and not 6 months), (ii) the “Severance Multiple” payable to you for all purposes of Section 4.01(b) of the Severance Policy shall be 1.0 and (iii) be entitled to bonus payments as laid out under section 4.04 of the Severance Policy. A copy of such policy, as currently in effect, has been provided to you. You acknowledge and agree that the Company reserves the right to amend such policy from time to time or to terminate such policy; provided, that no such amendment or termination shall reduce the amount of severance benefits payable to you upon an involuntary termination of employment without your prior consent.”

4. Employment Status. This Amendment does not impose on the Company any obligation to (i) retain Employee as an employee, (ii) change the status of Employee as an “at-will” employee, or (iii) change its policies regarding termination of employment.

5. Notices. Any notices provided hereunder must be in writing and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by e-mail) or the third day after mailing by first class mail, to the Company at its primary office location and to Employee at his or her address as listed in the Company’s payroll records.

6. Severability. Whenever possible, each provision of this Amendment will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Amendment will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7. Headings. Headings are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

8. Successors and Assigns. This Amendment is intended to bind and inure to the benefit of and be enforceable by Employee and the Company, and their respective successors, assigns, heirs, executors and administrators; provided, however, that Employee may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company.

9. Withholding of Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any benefit realized by Employee under this Amendment, the Company shall withhold such taxes from payment of the benefit.

10. Choice of Law. This Amendment shall be governed in accordance with the law of the State of New Jersey. The parties hereto consent to the jurisdiction of the courts of the State of New Jersey for all disputes arising pursuant to this Amendment.

11. No Prior Funding. No amounts payable under this Amendment shall actually be funded, set aside or otherwise segregated prior to payment. The obligation to pay the benefits hereunder shall at all times be an unfunded and unsecured obligation of the Company and be paid out of the general assets of the Company. Employee shall have the status of a general creditor.

12. Code Section 409A.

(a)       Benefits payable under this Amendment are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code (the “Code”) as a short-term deferral and/or as exempt separation pay to the maximum extent permitted under Section 409A of the Code and this Amendment shall be construed consistent with that intent. Notwithstanding any provision of this Amendment, to the extent any benefits payable hereunder are not exempt from the requirements of Section 409A of the Code, this Amendment shall be construed and interpreted to comply with Section 409A of the Code, and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A of the Code or regulations thereunder.

(b)       For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of nonqualified deferred compensation under the Amendment shall be treated as a separate payment of such compensation for purposes of applying the Section 409A of the Code deferral election rules and the exclusion from Section 409A of the Code for certain short-term deferral amounts.

(c)       If, as of the date of Employee’s “separation from service” (as determined under Section 409A), Employee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i), then to the extent that any amount or benefit that would be paid or provided to Employee under this Amendment within six (6) months of his “separation from service” constitutes an amount of deferred compensation for purposes of Section 409A and is considered for purposes of Section 409A to be owed to Employee by virtue of his separation from service, then such amount or benefit will not be paid or provided during the six-month period following the date of Employee’s separation from service and instead shall be paid or provided on the first business day that is more than six (6) months following the date of Employee’s separation from service, except to the extent that, in the Company’s reasonable judgment, payment during such six-month period would not cause Employee to incur additional tax, interest or penalties under Section 409A.

(d)       In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Employee by Code Section 409A or any damages for failing to comply with Code Section 409A.

(e)        If payment of any amount of “deferred compensation” (as defined under Section 409A of the Code, after giving effect to the exemptions thereunder) is contingent upon the Employee’s taking any employment related action, including but not limited to, execution of a release and waiver of claims, and if the period within which Employee must take the employment related action would begin in one calendar year and expire in the following calendar year, then, notwithstanding the provisions of the Amendment specifying the date of payment, any payments contingent on such employment-related action shall be made in such following calendar year (regardless of the year of execution of such release) if payment in such following calendar year is required in order to avoid taxes, interest and penalties under Section 409A of the Code.

Except as amended hereby, your Employment Letter shall remain in full force and effect, and you reconfirm your covenants and agreements contained therein. If you are in agreement with the foregoing terms, please indicate such agreement by signing the enclosed duplicate original of this letter in the space provided and returning it to the Company.

[Signature Page Follows]

Very truly yours,

ELECTROCORE, INC.

By:	/s/ Daniel S. Goldberger
Name:	Daniel S. Goldberger
Title:	Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/ Joshua S. Lev
Joshua S. Lev